Exhibit 10.5

Schedule of 2006 Compensation Arrangement for Named Executive Officer

With respect to compensation in 2006, the salary of Gregory J. Dawson, Chief Financial Officer, will be $90,155 effective as of January 1, 2006. The President and CEO established the salary of Mr. Dawson on December 19, 2005. The Compensation Committee granted stock grants of 165 shares to Mr. Dawson effective January 3, 2006. Also, on December 16, 2005, the Compensation Committee approved targets for the Registrant's management incentive program for its executive officers. Based upon the Registrant's net income performance relative to 2006 budget, Mr. Dawson may earn up to 22.5% of his annual salary in bonus compensation; based upon his performance relative to individual performance measures established by the President and CEO, Mr. Dawson may earn up to an additional 7.5% of his annual salary in bonus compensation.

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